EXHIBIT 10.35

HELEN OF TROY LIMITED

2008 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN

FORM OF RESTRICTED STOCK AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Helen of Troy Limited (the “Company”), a Bermuda company, hereby grants to [____________], a Director of the Company (the “Holder”), common shares, par value $0.10 per share of the Company (the “Shares”), which are subject to certain restrictions and to a risk of forfeiture upon the terms set forth in this restricted stock agreement (this “Restricted Stock Agreement”) and the associated grant award information (the “Grant Information”) maintained on website of the stock brokerage or such other financial services firm as may be designated by the Company (the “Designated Broker”) (collectively, this Restricted Stock Agreement and the Grant Information shall be referred to as the “Agreement”):

WHEREAS, the Holder has been granted the following award (the “Award”) in connection with his or her retention as a Director and as compensation for services to be rendered; and the following terms reflect the Company’s 2008 Non-Employee Directors Stock Incentive Plan (as amended from time to time, the “Plan”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1.                                    Defined Terms; Plan.  Terms used but not defined herein shall have the same meaning ascribed to such terms in the Plan.  This Agreement and the grant herein are subject to the terms and conditions herein and the terms and conditions of the applicable provisions of the Plan, the terms of which are incorporated herein by reference.

2.                                    Grant. The Holder is hereby granted [______] Shares pursuant to the Plan, subject to certain restrictions and a risk of forfeiture (the “Restricted Stock”).  The Restricted Stock is granted as of [______] (the “Grant Date”).

3.                                    Vesting of Award.  Subject to the terms and conditions of this Agreement and the Plan, the Restricted Stock will vest in accordance with the vesting schedule set forth in the Grant Information.

4.                                    Effect of Termination of Service; Forfeiture of Unvested Shares.  Subject to Section 9 below, the other terms and conditions of this Agreement, Sections 7(b)(iv) , 8(c)  of the Plan and the other terms and conditions of the Plan, notwithstanding Section 3 above, upon a Termination of Service (as defined in the Plan) for any reason prior to the vesting of the Restricted Shares, the unvested Restricted Stock shall be immediately forfeited.

5.                                    Registration of Restricted Stock; Certificates. The Restricted Stock shall be registered in the name of the Holder and shall be issued in certificated form or any other form approved by the Company. If the Restricted Stock is certificated, each certificate representing the Restricted Stock shall be dated as of the Grant Date, registered in the Holder’s name or the name of the Holder’s nominee, and bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Stock.

6.                                    Rights of a Shareholder. The Holder shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

7.                                    Nontransferability.  Prior to vesting, the Restricted Stock shall not be transferable by the Holder otherwise than by will or by the laws of descent and distribution.  Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, shall have the authority to waive the requirements of this Section 7 and Section 19 of the Plan or any part hereof or thereof that is not required under the rules promulgated under any law, rule or regulation applicable to the Company.

8.                                    Transfer of Shares.  The vested Shares delivered hereunder, or any interest therein , may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws or any other applicable laws or regulations and the terms and conditions of this Agreement and the Plan.

9.                                    Effect of Change of Control.  Subject to the terms this Section 9 and the Plan, in the event there occurs a Change of Control, any and all restrictions on the Holder’s Restricted Stock shall lapse and such Restricted Stock shall immediately vest in the Holder, notwithstanding that the Restricted Stock was unvested.

10.                            Confidentiality.

(a)         During the period that Holder provides Services (as defined in the Plan) or engages in any other activity with or for the Company and for a two year period thereafter, Holder shall treat and safeguard as confidential and secret all Confidential Information (as defined in the Plan) received by Holder at any time. Without the prior written consent of the Company, except as required by law, Holder will not disclose or reveal any Confidential Information to any third party whatsoever or use the same in any manner except in connection with the businesses of the Company and its Subsidiaries. In the event that Holder is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose (i) any Confidential Information or (ii) any information relating to his or her opinion, judgment or recommendations concerning the Company or its Subsidiaries as developed from the Confidential Information, Holder will provide the Company with prompt written notice of any such request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions contained herein. If, failing the entry of a protective order or the receipt of a waiver hereunder, Holder is, in the reasonable opinion of his or her counsel, compelled to disclose Confidential Information, Holder shall disclose only that portion and will exercise best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information.

(b)        Holder acknowledges that remedies at law for any breach by him or her of Section 10(a)  may be inadequate and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms. Accordingly, Holder acknowledges that upon his or her violation of any provision of Section 10(a) , the Company will be entitled to immediate injunctive relief and may obtain an order restraining any threatened or future breach. Holder further agrees, subject to the proviso at the end of this sentence, that if he or she violates any provisions of Section 10(a) , Holder shall immediately forfeit any rights under this Agreement and shall return any Shares held by Holder received upon the vesting of Shares underlying the Award granted under this Agreement, together with any proceeds from sales of any Shares received upon the vesting of Shares underlying the Award. Nothing in this Section 10 will be deemed to limit, in any way, the remedies at law or in equity of the Company, for a breach by Holder of any of the provisions of Section 10(a).

(c)         If any provision or part of any provision of Section 10 is held for any reason to be unenforceable, (i) the remainder of this Section 10 shall nevertheless remain in full force and effect and (ii) such provision or part shall be deemed to be amended in such manner as to render such provision enforceable.

11.                            Lock Up Agreement.  The Holder agrees that upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Holder shall agree in writing that for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company, the Holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Restricted Stock that may vest during such period of time, without the prior written consent of the Company or such underwriters, as the case may be.

12.                            Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Holder hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.  The Holder hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.

13.                            Expenses of Issuance of Shares.  The issuance of stock certificates representing the Shares, in whole or in part, shall be without charge to the Holder.  The Company shall pay, and indemnify the Holder from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) or by reason of the issuance of shares hereunder.

14.                            References. References herein to rights and obligations of the Holder shall apply, where appropriate, to the Holder’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

15.                            Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered if delivered in person, (b) three days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, (d) on the date of confirmation of receipt of transmission by facsimile or (e) on the date of the notice being sent by e-mail at the e-mail address in the records of the Company, in each case to the intended recipient as set forth below (or to such other address, facsimile number, email address or individual as a party may designate by notice to the other parties except that notices of change of address shall be effective only upon receipt):

If to the Company:

Helen of Troy Limited

One Helen of Troy Plaza

El Paso, TX 79912

Attn.: General Counsel

If to the Holder:

At the address last on the records of the Company or any Subsidiary.

16.                            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed in the State of Texas without regard to conflict of laws principles.

17.                            Entire Agreement.  This Agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement and the Plan.

18.                            Counterparts.  This Agreement may be executed (via written or electronic means) in two counterparts, each of which shall constitute one and the same instrument.

19.                            Conflict.  To the extent the provisions of this Agreement conflict with the terms and conditions of any written agreement between the Company and the Holder, the terms and conditions of such agreement shall control.

IN WITNESS WHEREOF, the undersigned is deemed to have executed this Agreement as of the Grant Date and the Holder is deemed to have executed this Agreement as of the date of his or her acceptance of the grant on the Designated Broker’s website.

HELEN OF TROY LIMITED